EXHIBIT 9

Board of Directors
First Symetra  National Life Insurance Company of New York

Directors:

I have acted as counsel to First Symetra National Life Insurance Company of New York (the "Company") in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form N-4 for the Individual Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") to be issued by the Company and its separate account, First Symetra Separate Account S. I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1.	First Symetra National Life Insurance Company of New York  is a
	validly existing stock life insurance company of the state of New
	York.

2.	First Symetra Separate Account S is a separate investment account of
	First Symetra National Life Insurance Company of New York created and validly existing pursuant to the New York insurance laws and regulations thereunder.

3.	All of the prescribed corporate procedures for the issuance of the
	Contracts have been followed, and, when such Contracts are issued in accordance with the prospectus contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

4.	Upon the acceptance of the purchase payments made by a prospective
	Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such Contract Owner will have a legally-issued, fully paid, non-assessable Contract.

I hereby consent to the use of this letter, or a copy hereof, as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jacqueline M. Veneziani

Jacqueline M. Veneziani
Vice President and Associate General Counsel